Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Third Quarter Ended June 30, 2024

McLean, VA, August 7, 2024: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2024. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2024	March 31, 2024	Change	% Change
Total investment income	$25,689	$23,997	$1,692	7.1%
Total expenses, net of credits	(13,296)	(13,220)	(76)	0.6

Net investment income	12,393	10,777	1,616	15.0
Net investment income per common share(A)	0.57	0.50	0.07	14.0
Cash distribution per common share(A)	0.50	0.50	0.00	0.0
Net realized gain (loss)	3,315	2,168	1,147	52.9
Net unrealized appreciation (depreciation)	3,436	10,695	(7,259)	(67.9)
Net increase (decrease) in net assets resulting from operations	19,056	23,632	(4,576)	(19.4)
Weighted average yield on interest-bearing investments	13.9%	14.0%	(0.1)%	(0.7)
Total invested	$46,389	$44,735	$1,654	3.7
Total repayments and net proceeds	86,420	15,146	71,274	470.6

As of:	June 30, 2024	March 31, 2024	Change	% Change
Total investments, at fair value	$757,745	$791,588	$(33,843)	(4.3)%
Fair value, as a percent of cost	100.6%	100.1%	0.5%	0.5
Net asset value per common share(A)	$20.18	$19.80	$0.38	1.9

(A)	Per common share amounts have been adjusted on a retroactive basis to reflect the 1-for-2 reverse stock split effected on April 4, 2024.

Third Fiscal Quarter 2024 Highlights:

•	Portfolio Activity: Invested $27.3 million in two new portfolio companies and $19.1 million in existing portfolio companies.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost, while the weighted average yield on debt investments was consistent at 13.9%.

•	Credit Facility Availability: Increased the committed facility amount by $25.0 million to $268.7 million and ended the quarter with availability in excess of $180 million.

Third Fiscal Quarter 2024 Results:

Total investment income increased by $1.7 million, or 7.1%, for the quarter ended June 30, 2024, compared to the prior quarter ended March 31, 2024, driven by a $2.2 million increase in other income. The increase in other income was driven primarily by a $1.1 million increase in dividend income quarter over quarter and a $0.9 million increase in prepayment fee income quarter over quarter.

Total expenses increased by $76 thousand, or 0.6%, quarter over quarter, primarily due to a $0.5 million increase in the net incentive fee, partially offset by a decrease of $0.2 million in the net base management fee and a decrease of $0.2 million in interest expense on borrowings.

Net investment income for the quarter ended June 30, 2024 was $12.4 million, or $0.57 per share.

The net increase in net assets resulting from operations was $19.1 million, or $0.88 per share, for the quarter ended June 30, 2024, compared to $23.6 million, or $1.09 per share, for the quarter ended March 31, 2024. The current quarter increase in net assets resulting from operations was primarily driven by $3.4 million of net unrealized appreciation recognized during the quarter and $3.3 million of net realized gain recognized during the quarter.

Subsequent Events: Subsequent to June 30, 2024, the following significant events occurred:

•	Portfolio Activity:

•	In July 2024, our investment in Tailwind Smith Cooper Intermediate Corporation paid off at par for net proceeds of $5.0 million.

•

In July 2024, we invested an additional $6.5 million in Turn Key Health Clinics, LLC (“Turn Key”), an existing portfolio company, through secured first lien debt. We also extended Turn Key an additional $2.0 million line of credit commitment which was funded in July 2024.

•	Distributions and Dividends Declared: In July 2024, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
July 22, 2024	July 31, 2024	$0.165
August 21, 2024	August 30, 2024	0.165
September 20, 2024	September 30, 2024	0.165

	Total for the Quarter	$0.495

Record Date	Payment Date	Distribution per Series A Preferred Stock
July 25, 2024	August 5, 2024	$0.130208
August 26, 2024	September 5, 2024	0.130208
September 25, 2024	October 4, 2024	0.130208

	Total for the Quarter	$0.390624

Comments from Gladstone Capital’s President, Bob Marcotte: “Last quarter’s spike in refinancing activities lifted our fee income and resulted in a small decline in our portfolio; however, our core strategy of investing in directly originated investments in growth oriented lower middle market businesses remains intact and we expect the current deal pipeline to support the resumption of our portfolio and earnings growth in the near term.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, August 8, 2024, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 15, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13746757. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2024, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.